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                                                                    Exhibit 21.1

                              LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY                                JURISDICTION OF INCORPORATION
1.  Vision Software (Europe) Limited                     United Kingdom
2.  Vision Software Tools Europe BVBA                    Belgium
3.  Vision Software GmbH                                 Germany
4.  Versata (Canada) Limited                             Canada
5.  Versata (France)                                     France
6.  Versata (Asia) Limited                               Hong Kong
7.  Versata International BVI                            British Virgin Islands